Exhibit 99.1

Gulf Resources, Inc. Announces Termination of Fixed Price Standby Equity Distribution Agreement

NEW YORK and SHANDONG, China, March 6 /Xinhua-PRNewswire-FirstCall/ -- Gulf Resources, Inc. (the 'Company') (OTC Bulletin Board: GFRE), a leading producer of bromine, crude salt and specialty chemicals in China, today announced that it and the eight investors who had entered into the Fixed Price Standby Equity Distribution Agreement on May 7, 2007 have decided to terminate that Agreement. No shares have been sold or distributed under the Agreement. The Company has decided to pursue more cost efficient funding sources due to the appreciation of the Company's common stock since the Agreement was established.

The Fixed Price Standby Equity Distribution Agreement was established to allow the Company to periodically sell to the investors up to 60 million shares of the Company's common stock for a total purchase price of up to $60 million (a per share purchase price of $1.00 per share). The investors' obligation to purchase shares of common stock under the Fixed Price Standby Equity Distribution Agreement was subject to certain conditions, including the Company's obtaining an effective registration statement for the resale of the common stock to be sold under the Fixed Price Standby Equity Distribution Agreement.

The commitment period under the Fixed Price Standby Equity Distribution Agreement was to expire on the earliest to occur of the date on which the investors had purchased an aggregate amount of $60 million shares of the Company's common stock under the Fixed Price Standby Equity Distribution Agreement, eighteen months after the effective date of the Agreement, or the date the Agreement was earlier terminated as defined in the Agreement.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries. SCHC is engaged in manufacturing and trading bromine and crude salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. SYCI manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents.

For more information about Gulf Resources, Inc., please visit http://www.gulfresourcesco.com .

Safe Harbor Statement:

This news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The Company's performance and results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the Peoples Republic of China, future product development and

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production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

    For more information, please contact:

     Kevin McEnery
     Managing Director -- Finance
     Gulf Resources, Inc.
     Tel:   +1-646-200-6302
     Email: Kevin@gulfresourcesco.com

     Ethan Chuang
     Vice President -- Corporate Development
     Gulf Resources, Inc.
     Tel:   +1-646-200-6316
     Email: Ethan@gulfresourcesco.com

     Adam Jacobs
     Winning IR Company, Ltd.
     Tel:   +1-646-200-6351
     Email: Adam.Jacobs@winningir.com

SOURCE Gulf Resources, Inc.